                                                                    EXHIBIT 11.1

                              BALANCE BAR COMPANY

                 STATEMENT OF COMPUTATION OF PER SHARE EARNINGS
                 (Amounts In Thousands Except Per Share Data)

                                                            1995    1996   1997
                                                           ------  ------ ------
Net income (loss)........................................  $  (85) $1,615 $1,660
Less--Preferred stock dividends..........................     --      --     --
                                                           ------  ------ ------
Income (loss) available to shareholders..................  $  (85) $1,615 $1,660
                                                           ======  ====== ======
Weighted average number of shares outstanding for basic
 earnings per share......................................   1,300   1,402  1,550

Effect of dilutive securities (shares issuable upon
 exercise of stock options determined by the treasury
 stock method)...........................................     --      155    291
                                                           ------  ------ ------
Weighted average number of shares outstanding for diluted
 earnings per share......................................   1,300   1,557  1,841
                                                           ======  ====== ======
Earnings (loss) per share:
 Basic...................................................  $(0.07) $ 1.15 $ 1.07
                                                           ======  ====== ======
 Diluted.................................................  $(0.07) $ 1.04 $ 0.90
                                                           ======  ====== ======

--------
Note--In connection with the Company's initial public offering, the Company has obtained commitments from all of the holders of convertible preferred stock to convert the preferred stock to common stock. As such, the preferred shares (634) have been included in the calculation of basic earnings (loss) per share.